Exhibit 10.19

S CORPORATION TERMINATION, TAX ALLOCATION AND

INDEMNIFICATION AGREEMENT

This Termination, Tax Allocation and Indemnification Agreement, dated as of             , 2011 (the “Agreement”), is made by and among World of Jeans & Tops, a California corporation (the “Company”), Tilly’s, Inc., a Delaware corporation (“Tilly’s”) and the persons identified on the signature pages hereto who constitute all of the shareholders of the Company on the date hereof (each individually, a “Shareholder,” and collectively, the “Shareholders”).

RECITALS:

A. The Company is an S corporation within the meaning of section 1361 of the Internal Revenue Code of 1986, as amended (the “Code”).

B. Tilly’s intends to enter into an underwriting agreement to sell shares of its common stock to the public in an initial public offering registered under the Securities Act of 1933, as amended (the “Public Offering”).

C. Prior to the Public Offering, the Shareholders will contribute their shares in the Company to Tilly’s, the Company will become a wholly owned subsidiary of Tilly’s, and the Company’s status as an S corporation will terminate.

D. The Shareholders are currently the only shareholders of the Company, and will continue to be so until immediately before the contribution of their shares to Tilly’s.

E. In connection with the Public Offering, and in order to induce the investment by the public in the Company, the Company and the Shareholders desire to provide for the termination of the Company’s status as an S corporation and a tax allocation and indemnification agreement in connection with tax periods prior to and following the Termination Date (as defined below), as well as the other agreements set forth herein.

AGREEMENT:

NOW, THEREFORE, for mutual consideration, the receipt and sufficiency of which are hereby acknowledged, Tilly’s, the Company and the Shareholders do hereby covenant and agree as follows:

ARTICLE 1

DEFINITIONS

The following terms, as used herein, have the following meanings:

“AAA” shall have the meaning assigned to that term by Section 1368(e)(1) of the Code.

“Closing” shall mean the closing and completion of the offering by Tilly’s of shares of its stock, as described in the Form S-1 Registration Statement initially filed by Tilly’s with the Securities and Exchange Commission on July 1, 2011.

“Code” shall have the meaning set forth in Recital A.

“C Short Year” shall have the meaning set forth in Section 1362(e)(1)(B) of the Code.

“Highest Rate” shall mean the highest marginal U.S. federal, state and local income tax rate applicable to individuals for the taxable year to which such taxable income relates.

“Post-Termination Distribution” shall mean a cash distribution during the Post-Termination Transition Period as set forth in Section 1371(e) of the Code to the extent it does not exceed the AAA.

“Public Offering” shall have the meaning set forth in Recital B.

“Regulations” means the Treasury Regulations promulgated under the Code.

“S corporation” shall have the meaning set forth in Section 1361 of the Code.

“S corporation Taxable Income” shall mean, for periods beginning on or after the date the Company became an S corporation and ending with the close of the last day of the S Short Year, the sum of (i) the Company’s items of separately stated income and gain (within the meaning of Section 1366(a)(1)(A) of the Code) reduced, to the extent applicable, by the Company’s separately stated items of deduction and loss (within the meaning of Section 1366(a)(1)(A) of the Code) and (ii) the Company’s non-separately computed net income (within the meaning of Section 1366(a)(l)(B) of the Code).

“S Short Year” shall have the meaning set forth in Section 1362(e)(1)(A) of the Code.

“S Termination Year” shall have the meaning set forth in Section 1362(e)(4) of the Code.

“Tax Proceeding” shall have the meaning set forth in Section 4.2.

“Termination Date” shall mean the date on which the Company’s status as an S corporation is terminated by reason of the contribution of the Company’s stock to Tilly’s by the Shareholders in exchange for Class B common stock of Tilly’s, which date shall not be later than the pricing date for the Public Offering.

ARTICLE 2

THE TERMINATION; TERMINATION PAYMENTS

2.1. Termination of S Corporation Status. The Company’s status as an S corporation shall terminate pursuant to Section 1362(d)(2) of the Code upon the Shareholders’ contribution of their stock in the Company to Tilly’s on the Termination Date.

2.2. Termination Payments to Shareholders. Immediately prior to the Termination Date, the Company shall determine the estimated AAA amount of the Company and also distribute to the Shareholders (pro rata in accordance with the relative number of shares of stock of the Company held by each Shareholder) an amount equal to $        (the “Distribution Amount”). Such distribution shall take the form of a promissory note, one to each Shareholder, of the Company in the form set forth as Exhibit A. For purposes of this Section 2.2, the estimated AAA shall be determined by the Company in accordance with the Company’s books and records and consistent with Section 1368 of the Code and Regulations. As soon as reasonably practicable, the Company shall send a notice to shareholders of the final AAA.

2.3 Payments Related to Future Adjustments. In the event that any future examination of any tax return by any taxing authority results in a final determination increasing the taxable income of the Company for any year during which the Company qualified as an S corporation, including the S Short Year, Tilly’s or the Company shall distribute to the Shareholders (pro rata in accordance with the relative number of shares of stock of the Company held by each Shareholder at the time of the Termination Date) within 30 days of such final determination, cash in an amount equal to (i) the product of (A) the amount of increase in taxable income resulting from the adjustment and (B) the Highest Rate plus (ii) any interest and penalties imposed thereon.

ARTICLE 3

ALLOCATION OF INCOME

3.1. Short Taxable Years. The parties acknowledge that the taxable year in which the S corporation status of the Company is terminated will be an “S Termination Year” for tax purposes, as defined in Section 1362(e)(4) of the Code. Pursuant to Section 1361(e)(1) of the Code, the S Termination Year of the Company shall be divided into two short taxable years: an “S Short Year” and a “C Short Year.” As defined in Section 1362(e)(1)(A) of the Code, the S Short Year shall be that portion of the Company’s S Termination Year ending on the day immediately preceding the Termination Date. Pursuant to Section 1362(e)(1)(B) of the Code, that portion of the S Termination Year beginning on the Termination Date and ending on the last day of the taxable year shall be the C Short Year of the Company.

3.2. Closing of the Books. Tilly’s, the Company and the Shareholders agree that for tax purposes (including for purposes of determining the Company’s S corporation Taxable Income for its S Short Year) the Company shall allocate its items of income, gain, loss, deduction and credit for its calendar year between the S Short Year and the C Short Year in accordance with normal tax accounting rules (the so-called “closing of the books method”), as permitted by Section 1362(e)(3) of the Code. The Company will make the election permitted by Section 1362(e)(3) in a timely manner. Tilly’s, the Company and the Shareholders agree to consent to such election and to provide the Company with the statement of consent of Tilly’s and all Shareholders described in Section 1.1362-6(b) of the Treasury Regulations. Tilly’s, the Company and the Shareholders agree to make, and to provide such information and obtain such consents as are necessary to make, any comparable election required under applicable state and local income tax laws.

ARTICLE 4

TAX MATTERS

4.1. Liability for Taxes Incurred During the S Short Year and for Tax Periods Ending Prior to the Termination Date. Each Shareholder, severally and not jointly, covenants and agrees that: (i) such Shareholder has duly included, or will duly include, in such Shareholder’s own federal, state, and local income tax returns such Shareholder’s respective allocable shares of all items of income, gain, loss, deduction, or credit attributable to the S Short Year of the Company, (ii) such returns shall, to the extent required by applicable law, include such Shareholder’s allocable share of S corporation Taxable Income of the Company from all sources through and including the close of business on the last day of the S Short Year of the Company, and (iii) such Shareholder shall, to the extent required by applicable law, pay any and all taxes such Shareholder is required to pay, as a result of being a Shareholder of the Company, for all taxable periods (or that portion of any period) during which the Company was an S corporation.

4.2. Shareholder Indemnification for Tax Liabilities. The Shareholders, severally (according to the relative percentage of the outstanding shares of Company common stock owned by each Shareholder on the last day of any applicable period to which a liability described below relates) and not jointly, each hereby indemnify and hold the Company harmless from, against and in respect of any unpaid income tax liabilities of the Company (including interest and penalties imposed thereon) (i) which are attributable to the S Short Year and the primary liability of the Shareholders, or (ii) which are incurred by the Company as a result of a final determination of an adjustment (by reason of an amended return, claim for refund, audit, judicial decision or otherwise (each, a “Tax Proceeding”)) to the taxable income of the Shareholders for any period, including the S Short Year or thereafter, which (in the case of this clause (ii)) results in a decrease for any period in the Shareholders’ taxable income and a corresponding increase for any period in the taxable income of the Company.

4.3. Company Indemnification for Tax Liabilities. Tilly’s and the Company hereby indemnify and agree to hold the Shareholders harmless from, against and in respect of income tax liabilities (including interest and penalties imposed thereon), if any, incurred by the Shareholders as a result of a final determination of an adjustment (by reasons of a Tax Proceeding) to the taxable income of the Company for any period ending after the Termination Date (including, without limitation, the C Short Year) which results in an increase for any period in the taxable income of the Shareholders. Tilly’s or the Company shall distribute cash in an amount equal to (i) the product of (A) the amount of such increase in the taxable income resulting from the final determination and (B) the Highest Rate plus (ii) any interest and penalties imposed thereon.

4.4. Payments. The Shareholders or Tilly’s/the Company, as the case may be, shall make any payment required under Sections 4.2 and 4.3 of this Agreement within 30 days after receipt of notice from the other party that a final determination has occurred and a payment is due by such party to the appropriate taxing authority.

4.5. Refunds. If the Company receives a refund of any income tax (including penalties and interest) for any period prior to the Termination Date, or as to which it has previously been indemnified by the Shareholders, the Company shall pay an amount equal to such refund, within 30 days after receipt thereof, to the Shareholders in accordance with the percentage of the outstanding shares of Company common stock owned by each such Shareholder on the last day of any applicable period to which the refund relates. If the Shareholders receive a refund of any income tax (including penalties and interest) as to which they have previously been indemnified by Tilly’s or the Company, they shall, within 30 days after receipt thereon, remit an amount equal to such refund to Tilly’s or the Company, as appropriate (for the avoidance of doubt, such refund shall be determined assuming the Shareholders’ only items of income, loss or deduction would arise from the Company during the S Short Year).

4.6. Notice and Control of Tax Proceedings. Each of the Company and the Shareholders agree that within 10 days of receiving written notice of any Tax Proceeding or related matters that may affect in any way the income tax liability of a party under this Agreement, such person shall provide written notice thereof to such each other party hereto. Tilly’s and the Company shall be entitled to handle, control and compromise or settle the defense of any such Tax Proceeding involving the Company, and each Shareholder shall be entitled to handle, control and compromise or settle the defense of any such Tax Proceeding involving such Shareholder’s personal tax return. The applicable party or parties controlling the Tax Proceeding shall keep the other party(ies) apprised of the status thereof and shall consult with such other party(ies) concerning the conduct of the defense thereof. Notwithstanding the foregoing, however, no party may take any action that could adversely affect the tax liability of another party without such other party’s prior written consent, which shall not be unreasonably withheld. The parties hereto shall execute all instruments required to effectuate the provisions of this Section 4.6.

4.7. Cooperation. The parties will make available to one another, as reasonably requested, and to any taxing authority, all information, records or documents relating to the liability for taxes covered by this Agreement and will preserve any such information, records or documents until the expiration of the applicable statute of limitations or extensions thereof. The party requesting such information shall reimburse the other party for all reasonable out-of-pocket costs incurred in producing such information.

4.8. Inconsistent Reporting. If a Shareholder hereafter reports an item on such Shareholder’s income tax return in a manner materially inconsistent with the tax treatment reflected in the Schedule K-1 or other tax information provided to the Shareholder by the Company for a taxable period during which the Company was treated as an S corporation, such Shareholder shall notify the Company of such treatment before filing such Shareholder’s income tax return. If such Shareholder fails to notify the Company of such inconsistent reporting, such Shareholder shall be liable to the Company for any losses, costs or expenses (including reasonable attorneys’ fees) arising from such inconsistent reporting, including an audit.

4.9. Costs. Each party shall bear his or its own costs in administering this Agreement, provided, however, that Tilly’s or the Company shall reimburse the Shareholders for all reasonable and documented out-of-pocket expenses incurred by the Shareholders in connection with an examination or proceeding described in Sections 2.3 and 4.3.

ARTICLE 5

MISCELLANEOUS

5.1. Post-Termination Distribution. To the extent practicable and to the extent consistent with applicable law, payments or other distributions made to the Shareholders pursuant to Sections 2.3 or 4.3 will be treated as Post-Termination Distributions for U.S. federal income tax purposes. To the extent that Tilly’s or the Company’s tax return preparers determine that such payments or distributions cannot be properly treated as Post-Termination Distributions, then the amount of any distribution made to the Shareholders pursuant to Sections 2.3 and 4.3 shall be increased by the amount of such Shareholders’ additional tax liability, if any, resulting from such payments or distributions, as reasonably determined by Tilly’s or the Company’s tax return preparers plus an amount equal to any additional tax liability resulting from the payment pursuant to this Section 5.1, assuming that each Shareholder pays tax at the Highest Rate.

5.2. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which counterparts collectively shall constitute an instrument representing the Agreement between the parties hereto.

5.3. Construction of Terms. Nothing herein expressed or implied is intended, or shall be construed, to confer upon or give any person, firm or corporation, other than the parties hereto or their respective successors, any rights or remedies under or by reason of this Agreement.

5.4. Intent of Parties. It is the parties’ intent that the liability for income taxes arising from the operations of the Company will be borne by the Shareholders for all periods through and including the S Short Year and by Tilly’s and the Company for periods beginning with the C Short Year, and this Agreement shall be construed so as most equitably to achieve such intent.

5.5. Governing Law. This Agreement between the parties hereto shall be governed by and construed in accordance with the substantive laws of the State of Delaware without regard to its choice of law rules.

5.6. Severability. In the event that any one or more of the provisions of this Agreement shall be held to be illegal, invalid or unenforceable in any respect, the same shall not in any respect affect the validity, legality or enforceability of the remainder of this Agreement, and the parties shall use their best efforts to replace such illegal, invalid or unenforceable provisions with an enforceable provision approximating, to the extent possible, the original intent of the parties.

5.7. Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery or telecopy (receipt confirmed, with a copy to be sent by reputable overnight courier as set forth herein) to the party to be notified, or one business day after delivery to a reputable overnight courier, postage prepaid, and addressed to the party to be notified at the address indicated for such party on the signature pages hereof, or at such other address as such party may designate by ten (10) days, advance written notice to the other parties.

5.8. Amendments and Waivers. Any term of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each of the parties hereto; provided, however, that no consent of the Company shall be effective unless approved by a majority of the disinterested members of its Board of Directors.

5.9. Full Understanding. Each Shareholder represents and agrees that such Shareholder fully understands his or her right to discuss all aspects of this Agreement with such Shareholder’s own counsel, and that to the extent, if any, that the Shareholder desired, has availed himself or herself of such right. Each Shareholder further represents that he has carefully read and fully understands all of the provisions of this Agreement, that such Shareholder is competent to execute this Agreement, that the Shareholder’s agreement to execute this Agreement has not been obtained by any duress and that he freely and voluntarily enters into it, and that he or she has read this document in its entirety and fully understands the meaning, intent and consequences of this document.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this S Corporation Termination, Tax Allocation and Indemnification Agreement on the date first set forth above.

COMPANY:

WORLD OF JEANS AND TOPS
a California corporation

By:

TILLY’S:

TILLY’S, INC.
a Delaware corporation

By:

SHAREHOLDERS:

By:

EXHIBIT A

FORM OF PROMISSORY NOTE

$	, 2011

1. Promise to Pay. For value received, the undersigned, a California Corporation (“Maker”), promises to pay to         , a                      (“Payee”), on the date set forth below, or earlier as otherwise provided herein, the principal sum of          dollars and                      cents ($        ), (the “Principal Amount”), plus interest thereon at the interest rate (as defined below) from the date hereof, until paid in full, in accordance with the terms contained herein.

2. Definitions of Certain Terms. As used in this promissory note, certain terms shall have the meanings hereinafter set forth:

2.1. “Interest Rate” shall mean                      percent (        %) per annum.

2.2. “Maturity Date” shall mean the date that is fifteen (15) calendar days after the date hereof.

3. Principal and Interest Payment. Within five (5) calendar days of the maturity date set forth in section 2.2 above, maker shall pay an amount equal to the entire unpaid principal of and all accrued and unpaid interest on this promissory note.

4. Place and Manner of Payment. All payments under this promissory note shall be made in lawful money of the United States of America by check to payee’s address for notices specified in section 8.1 herein or by wire transfer of funds to the account from time to time designated in writing by payee, or to such other person, via such other means of transmission or at such other place as may be designated in writing by payee. interest due hereunder shall be computed on the basis of a three hundred sixty-five (365) day year and the actual number of days elapsed.

5. Prepayment. The principal amount hereof may be prepaid in whole or in part at any time and from time to time without premium or penalty, provided that all payments made hereunder shall first be applied to any accrued unpaid interest outstanding on the date of such payment, and provided further that partial prepayments of principal shall be applied to the principal balance hereof in inverse order of maturity.

6. Collection Costs. Maker agrees to pay all costs of collection and enforcement when incurred, whether or not any suit, action or proceeding is commenced, including but not limited to attorneys’ and experts’ fees and costs. if any suit, action or proceeding is instituted to collect upon or enforce this promissory note, the holder hereof shall be entitled to recover prejudgment interest on all principal, interest and other sums due hereunder and thereunder, and maker shall pay, in addition to all costs and disbursements otherwise allowed by law, such sum as may be fixed for attorneys’ and experts’ fees and costs in such suit, action or proceeding.

7. Miscellaneous.

7.1. Notices. All notices, requests, demands and other communications which are required or may be given under this Note shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method with machine confirmation of transmission; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to Maker:	World of Jeans & Tops
10 Whatney
Irvine, California 92618
Attn: Chief Financial Officer
Fax: [ ]

with a copy to:	World of Jeans & Tops
10 Whatney
Irvine, California 92618
Attn: General Counsel
Fax:

If to Payee:	[ ]
[ ]
Attn: [ ]
Fax: [ ]

or to such other place and with such other copies as either party may designate by written notice to the other party.

7.2 Amendments. No provisions of this Promissory Note may be amended, modified, supplemented, changed, waived, discharged or terminated unless Payee consents thereto in writing specifically referring to this Promissory Note.

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7.3. Termination of S Corporation Status. In the event that Maker’s S Corporation status is not terminated on or before                     , this Promissory Note shall be void.

7.4. Governing Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, EXCEPT TO THE EXTENT PREEMPTED BY FEDERAL LAWS. Maker hereby irrevocably submits to the non-exclusive jurisdiction of the State and Federal Courts of the State of California and consents to service of process in any legal proceeding arising out of, or in connection with, this Promissory Note, by any means authorized by applicable law.

[Signature page follows]

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IN WITNESS WHEREOF, Maker has executed this Promissory Note on the date first above written.

World of Jeans & Tops

By: